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                                                                 EXHIBIT 23.5


                            CONSENT OF ROBERT J. MITZMAN


     In reference to the Registration Statement on Form S-4 and the related Proxy Statement/Prospectus of AirNet Systems, Inc. and pursuant to Rule 438 of Regulation C as promulgated under the Securities Act of 1933, as amended, I hereby consent to the references to me under the captions "THE AGREEMENT - Additional Agreements" and "ELECTION OF DIRECTORS - Additional Director" of such Registration Statement and confirm that I have agreed to join the Board of Directors of AirNet Systems, Inc. upon the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of April 14, 1998, among Q International Courier, Inc., the stockholders of Q International Courier, Inc., AirNet Systems, Inc. and Q Acquisition Company, described in such Registration Statement.

May 20, 1998
                                           /s/ ROBERT J. MITZMAN